                                                                     EXHIBIT 2.1
________________________________________________________________________________



                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                      CONSOLIDATION CAPITAL CORPORATION,

                            CCC1 ACQUISITION CORP.,

                         SERVICE MANAGEMENT USA INC.,

                                      AND

                         THE STOCKHOLDER NAMED THEREIN


                     MADE EFFECTIVE AS OF JANUARY 29, 1998


________________________________________________________________________________
________________________________________________________________________________

                               Table of Contents
                                                                            Page
                                                                            ----

1.   THE MERGER.............................................................   1
         1.1  The Merger....................................................   1
         1.2  Effects of the Merger.........................................   1
         1.3  Articles of Incorporation; Bylaws, Directors and Officers.....   2

2.   CONVERSION AND EXCHANGE OF STOCK.......................................   2
         2.1  Manner of Conversion..........................................   2
         2.2  Base Merger Consideration.....................................   3
         2.3  Contingent Merger Consideration...............................   4
         2.4  Exchange of Certificates and Payment of Cash..................   6

3.   POST CLOSING ADJUSTMENT; PLEDGED ASSETS................................   7
         3.1  Post-Closing Adjustment.......................................   7
         3.2  Pledged Assets................................................   8

4.   CLOSING................................................................   9
         4.1  Location and Date.............................................   9
         4.2  Effect........................................................   9

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER......   9
         5.1  Due Organization..............................................   9
         5.2  Authorization; Validity.......................................  10
         5.3  No Conflicts..................................................  10
         5.4  Capital Stock of the Company..................................  11
         5.5  Transactions in Capital Stock.................................  11
         5.6  Subsidiaries, Stock, and Notes................................  11
         5.7  Predecessor Status............................................  11
         5.8  Absence of Claims Against the Company.........................  11
         5.9  Company Financial Conditions..................................  12
         5.10 Financial Statements..........................................  12
         5.11 Liabilities and Obligations...................................  12
         5.12 Accounts and Notes Receivable.................................  13
         5.13 Books and Records.............................................  13
         5.14 Permits.......................................................  13
         5.15 Real Property.................................................  14
         5.16 Personal Property.............................................  16
         5.17 Intellectual Property.........................................  17
         5.18 Material Contracts and Commitments............................  18
         5.19 Government Contracts..........................................  19
         5.20 Insurance.....................................................  20
         5.21 Labor and Employment Matters..................................  20
         5.22 Employee Benefit Plans........................................  21
         5.23 Conformity with Law; Litigation...............................  23
         5.24 Taxes.........................................................  23

         5.25 Absence of Changes............................................  25
         5.26 Deposit Accounts; Powers of Attorney..........................  26
         5.27 Environmental Matters.........................................  27
         5.28 Relations with Governments....................................  28
         5.29 Disclosure....................................................  28
         5.30 CCC Prospectus; Securities Representations....................  28
         5.31 Affiliates....................................................  28
         5.32 Location of Chief Executive Offices...........................  28
         5.33 Location of Equipment and Inventory...........................  28

6.   REPRESENTATIONS OF CCC AND NEWCO.......................................  29
         6.1  Due Organization..............................................  29
         6.2  CCC Common Stock..............................................  29
         6.3  Authorization; Validity of Obligations........................  29
         6.4  No Conflicts..................................................  29
         6.5  Capitalization of CCC and Ownership of CCC Stock..............  30

7.   COVENANTS..............................................................  30
         7.1  Tax Matters...................................................  30
         7.2  Accounts Receivable...........................................  31
         7.3  Title Insurance and Surveys...................................  31
         7.4  Related Party Agreements......................................  32
         7.5  Cooperation...................................................  32
         7.6  Conduct of Business Pending Closing...........................  33
         7.7  Access to Information.........................................  33
         7.8  Prohibited Activities.........................................  34
         7.9  Notice to Bargaining Agents...................................  35
         7.10 Sales of CCC Common Stock.....................................  35
         7.11 CCC Stock Options.............................................  37
         7.12 Distribution of Vehicles......................................  37
         7.13 Allocation of Corporate Overhead..............................  37
         7.14 Removal of Liens..............................................  38

8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CCC AND NEWCO...............  38
         8.1  Representations and Warranties; Performance of Obligations....  38
         8.2  No Litigation.................................................  38
         8.3  No Material Adverse Change....................................  38
         8.4  Consents and Approvals........................................  38
         8.5  Opinion of Counsel............................................  38
         8.6  Charter Documents.............................................  39
         8.7  Quarterly Financial Statements................................  39
         8.8  Due Diligence Review..........................................  39
         8.9  Delivery of Closing Financial Certificate.....................  39
         8.10 FIRPTA Compliance.............................................  39
         8.11 Employment Agreement..........................................  39
         8.12 Affiliate Agreements..........................................  39
         8.13 Stockholder's Release.........................................  40
         8.14 Related Party Receivables.....................................  40

         8.15 Working Capital Line..........................................  40
         8.16 Release of Corporate Guaranty.................................  40
         8.17 Delivery of Assurance.........................................  40

9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
     AND THE STOCKHOLDER....................................................  40
         9.1  Representations and Warranties; Performance of Obligations....  40
         9.2  No Litigation.................................................  40
         9.3  Consents and Approvals........................................  41
         9.4  Employment Agreement..........................................  41

10.  INDEMNIFICATION........................................................  41
         10.1 General Indemnification by the Stockholder....................  41
         10.2 Limitation and Expiration.....................................  42
         10.3 Indemnification Procedures....................................  42
         10.4 Survival of Representations Warranties and Covenants..........  44
         10.5 Remedies Cumulative...........................................  44
         10.6 Right to Set Off..............................................  44

11.  NONCOMPETITION.........................................................  44
         11.1 Prohibited Activities.........................................  44
         11.2 Damages.......................................................  45
         11.3 Reasonable Restraint..........................................  45
         11.4 Severability; Reformation.....................................  45
         11.5 Independent Covenant..........................................  45
         11.6 Materiality...................................................  46

12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION..............................  46
         12.1 Stockholder...................................................  46
         12.2 CCC...........................................................  46
         12.3 Damages.......................................................  46

13.  GENERAL................................................................  47
         13.1  Termination..................................................  47
         13.2  Effect of Termination........................................  47
         13.3  Successors and Assigns.......................................  47
         13.4  Entire Agreement; Amendment; Waiver..........................  47
         13.5  Counterparts.................................................  48
         13.6  Brokers and Agents...........................................  48
         13.7  Expenses.....................................................  48
         13.8  Specific Performance; Remedies...............................  48
         13.9  Notices......................................................  48
         13.10 Governing Law................................................  49
         13.11 Severability.................................................  49
         13.12 Absence of Third Party Beneficiary Rights....................  49
         13.13 Further Representations......................................  49
         13.14 Accounting Terms.............................................  50

                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and
                                                     ---------
entered into as of the 29th day of January, 1998, by and among Consolidation Capital Corporation, a Delaware corporation ("CCC"), CCC1 Acquisition Corp., a
                                              ---
Delaware corporation and a newly-formed, wholly-owned subsidiary of CCC ("Newco"), and Service Management USA, Inc., a Virginia corporation (the
  -----
"Company"), and Chad L. MacDonald (the "Stockholder").
--------                                -----------

                                  BACKGROUND

     WHEREAS,  prior to the execution of this Agreement, the Stockholder owned
(i) all of the outstanding capital stock of Diversified Management Services USA, Inc., a Virginia corporation ("DMSUSA"), (ii) all of the outstanding membership
                               ------
interests in Alliance Supply Co., LLC, a Virginia limited liability company ("ASC") , and (iii) as a result of the acquisition of certain membership
-----
interests in Interstate Building Services, LLC, a Virginia limited liability company ("IBS") from the former holder of 30% of the outstanding membership
          ---
interests in IBS (the "Former IBS Member") previously not owned by the
                       -----------------
Stockholder, all of the outstanding membership interests in IBS.

     WHEREAS, immediately prior to the execution of this Agreement, the Stockholder transferred all of his ownership interests in each of DMSUSA, ASC and IBS (the "Contributed Companies") to the Company (the "Restructuring
              ---------------------                        -------------
Transactions").  The term "Company" as used herein shall, unless the context
------------
clearly indicates to the contrary, include the Contributed Companies as though such entities had been wholly-owned subsidiaries of the Company for all relevant periods and all references to financial statements, data or information of the Company shall be deemed to mean pro-forma combined financial statements, data and information of the Company and the Contributed Companies as though the Restructuring Transactions had occurred at the beginning of the relevant period.

     WHEREAS, the respective Boards of Directors of Newco and the Company deem it advisable and in the best interests of Newco and the Company (each of which are sometimes herein referred to as the "Constituent Corporations") and their
                                         ------------------------
respective stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement, the Plan of Merger (defined below) and the
 ------
applicable provisions of the laws of the States of Delaware and Virginia.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1.   THE MERGER

     A. THE MERGER. At the Effective Time (as defined in Section 4.2), Newco shall be merged with and into the Company pursuant to this Agreement and a plan of merger (the "Plan of Merger") substantially in the form attached as SCHEDULE
                --------------
1.1 hereto, and the separate corporate existence of Newco shall cease. The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation".
           ---------------------

     B. EFFECTS OF THE MERGER. The Merger shall have the effects provided therefor by the Virginia Stock Corporation Act and the Delaware General Corporation Law (the "State Corporation Laws"). Without limiting the generality
                      ----------------------
of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of the Company and Newco, and (ii) all debts, liabilities, duties and obligations of the Company and Newco, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company and Newco and neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

     C. ARTICLES OF INCORPORATION; BYLAWS, DIRECTORS AND OFFICERS. At the Effective Time:

          i. The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of the Company until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the State Corporation Laws.

          ii. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of the Company in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the State Corporation Laws.

          iii. The initial directors of the Surviving Corporation shall be: F. Traynor Beck, Timothy C. Clayton and Chad L. MacDonald, in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, with the addition of Timothy C. Clayton as Vice President and F. Traynor Beck as Assistant Secretary of the Surviving Corporation, in each case until their successors are duly elected and qualified.


2.   CONVERSION AND EXCHANGE OF STOCK

     A. MANNER OF CONVERSION. At the Effective Time, by virtue of the Merger and without any action on the part of CCC, Newco, the Company or the Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

          i. Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          ii. Cancellation of Certain Shares of Capital Stock of the Company. All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of CCC or other consideration shall be delivered in exchange therefor.

          iii. Conversion of Capital Stock of the Company. Subject to Section 2.1(d), and Sections 2.2, 2.3, 2.4, 3.1 and 3.2, each issued and outstanding share of Common Stock, par value $1.00 per share of the Company ("Company Common Stock") (other than shares to be
                             --------------------
               canceled pursuant to Section 2.1(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive at the time and in the amounts described in this Agreement (i) an amount of cash equal to the cash portion of the Base Merger Consideration (as defined in Section 2.2) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (ii) that number of shares of CCC common stock, $.001 par value ("CCC Common Stock"),
                                                             ----------------
               valued at the Merger Price (as defined in Section 2.2), that is equal in value to the CCC Common Stock portion of the Base Merger Consideration (as defined in Section 2.2) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (iii) an amount of cash equal to 50% of each installment of the Contingent Merger Consideration (as defined in Section 2.3(a)) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (iv) that number of shares of CCC Common Stock, valued at the appropriate Contingent Earn Out Period Average Price (as defined in Section 2.3(b)), that is equal in value to 50% of each installment of the Contingent Merger Consideration divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration therefor upon the surrender of such certificate in accordance with Section 2.3 of this Agreement.

          iv. Fractional Shares. No fractional shares of CCC Common Stock shall be issued, but if the Stockholder would otherwise be entitled to receive a fraction of a share of CCC Common Stock, the Stockholder shall receive from CCC an amount of cash equal to the Merger Price, as defined in Section 2.2(a), multiplied by the fraction of a share of CCC Common Stock to which the Stockholders would otherwise be entitled.

     B.   BASE MERGER CONSIDERATION.

          i.   For purposes of this Agreement, the "Base Merger Consideration"
                                                    -------------------------
               shall be $12,000,000, as adjusted pursuant to this Section 2.2 and Section 3.1. Of the Base Merger Consideration, $9,000,000 shall be paid in cash at Closing in immediately available funds. The remaining $3,000,000 of the Base Merger Consideration shall be paid in shares of CCC Common Stock valued at $21.00 per share (the "Merger Price"). The 142,857 shares of CCC Common Stock to
                     ------------
               be issued in respect of the Base Merger Consideration (subject to adjustment as provided in this Section 2.2 and Section 3.1) shall be registered under the Securities Act of 1933, as amended (the

               "1933 Act").
               ---------

          ii. The Base Merger Consideration has been calculated based upon several factors, including the assumption that the net worth of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, but in any
                                       ----
               event excluding any material increase in intangible assets of the Company since December 31, 1997, shall be equal to or greater than $3,200,000 (the "Net Worth Target") as of the Closing and
                                     ----------------
               that earnings of the Company before interest and taxes, computed in accordance with GAAP consistently applied throughout the periods involved but adjusted to reflect the add-back of those nonrecurring costs that are specified on SCHEDULE 5.9(B) hereto ("Adjusted EBIT"), for the twelve month period ended December 31,
                 -------------
               1997 shall have been equal to or greater than $2,750,000 (the

               "1997 Adjusted EBIT Target").
               --------------------------

          iii. If, on the Closing Financial Certificate (as defined in Section 8.9), the Certified Closing Net Worth (as defined in Section 8.9) is less than the Net Worth Target, then the Base Merger Consideration to be delivered to the Stockholder may, at CCC's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in Section 3.1), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate (which reduction shall be pro rata in cash and in CCC Common Stock valued at the Merger Price in the same proportions as the cash and CCC Common Stock components of the Base Merger Consideration as provided in Section 2.2(a)).

          iv. In addition to any reduction to the Base Merger Consideration described in Section 2.2(c), if, on the Closing Financial Certificate, the Certified Year End Adjusted EBIT (as defined in
               Section 8.9) is less than the 1997 Adjusted EBIT Target, then the Base Merger Consideration to be delivered to the Stockholder may, at CCC's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in Section 3.1), by the product of four multiplied by the difference between the 1997 Adjusted EBIT Target and the Certified Year End Adjusted EBIT set forth on the Closing Financial

               Certificate (which reduction shall be pro rata in cash and in CCC Common Stock valued at the Merger Price in the same proportions as the cash and CCC Common Stock components of the Merger Consideration as provided in Section 2.2(a)).

     C.   CONTINGENT MERGER CONSIDERATION.

          i.   For purposes of this Agreement, the "Contingent Merger
                                                    -----------------
               Consideration" shall mean up to $13,000,000 representing up to
               -------------
               $6,000,000 payable upon the achievement of certain earnings targets by the Company identified in Sections 2.3(a)(i) and (ii) below (in the aggregate referred to herein as the "Actual EBIT
                                                                  -----------
               Earn Out") and up to $7,000,000 payable upon the achievement of
               --------
               certain revenue targets by the Company identified in Section 2.3(a)(iii) (in the aggregate referred to herein as the "Revenue
                                                                        -------
               Earn Out").  The Contingent Merger Consideration shall be payable
               --------
               in accordance with the provisions of this Section 2.3.

               (1) $3,000,000 of the Actual EBIT Earn Out will be paid in a lump sum if Price Waterhouse LLP ("'CCC's Accountant")
                                                       -----------------
                    determines that both (A) the Company's unadjusted earnings before interest and taxes, computed in accordance GAAP consistently applied throughout the period involved, and including for this purpose as expenses of the Company all amounts accrued under the employment agreement between CCC and the Stockholder ("Actual EBIT") for the 120 day period
                                          -----------
                    after the Closing (such 120 day period of time being referred to as the "Initial Earn Out Period") is at least $
                                        -----------------------
                    1,000,000, and (B) the Company's sales for the Initial Earn Out Period are at least equal to the Company's sales for the first 120 day period of 1997. For purposes of determining Actual EBIT for the Initial Earn Out Period only, such term shall mean the unadjusted earnings before interest and taxes, computed in accordance GAAP consistently applied of the Company and any company which was acquired directly by the Company or becomes a direct or indirect wholly-owned subsidiary during such Initial Earn Out Period.
               (2) The entire unpaid amount of the Actual EBIT Earn Out will be paid in a lump sum if CCC's Accountant determines that both
                    (A) the Company's Actual EBIT for the 12 month period after the Closing (such 12 month period of time being referred to as the "Subsequent Earn Out Period") is at least $3,000,000
                            --------------------------
                    and (B) the Company's sales for the Subsequent Earn Out Period are at least equal to the Company's sales for 1997. If the condition set forth in Clause (B) above is satisfied but CCC's Accountant determines that the Company's Actual EBIT for the Subsequent Earn Out Period is greater than $2,700,000 but less than $3,000,000, then the entire unpaid amount of the Actual EBIT Earn Out will be paid in a lump sum less an amount equal to (X) the total amount of the Actual EBIT Earn Out multiplied by (Y) a fraction, the numerator of which shall be equal to the difference between $3,000,000 and the

                    Company's Actual EBIT for the Subsequent Earn Out Period and the denominator of which shall be $3,000,000.

               (3) The Revenue Earn Out will be paid in $1,000,000 increments for each $25 million by which the revenue of the Company during the twenty four month period following the closing (such period of time being referred to as the "Extended Earn
                                                                   -------------
                    Out Period") exceeds the aggregate revenue levels of the
                    ----------
                    Company during the 12 month period ended December 31, 1997, provided however, that the total amount of the Contingent Merger Consideration payable under this clause (iii) shall not exceed $7,000,000. For purposes of calculating the revenue of the Company during the Extended Earn out Period under this clause (iii), the revenue of the Company during the Extended Earn Out Period shall include (A) the revenues of any of companies which are acquired by the Company and which are recognized by such acquired company in accordance with GAAP consistently applied during the Extended Earn Out Period but after the date of acquisition of the company by the Company, (B) the revenues of any of the companies listed on SCHEDULE 2.3 (A) (III) hereto (the "Identified
                                                           ----------
                    Acquisition Candidates") which are acquired by CCC or any
                    ----------------------
                    direct or indirect wholly-owned subsidiary of CCC and which are recognized by such acquired Identified Acquisition Candidate during the Extended Earn Out Period but after the date of acquisition of the Identified Acquisition Candidate by CCC or any direct or indirect wholly-owned subsidiary of CCC, and (C) the revenues of any Other Acquisition Candidate (hereinafter defined) which are recognized by such Other Acquisition Candidate in accordance with GAAP consistently applied during the Extended Earn Out Period but after the date of acquisition of the Other Acquisition Candidate. An "Other Acquisition Candidate" shall mean a company which (x)
                     ---------------------------
                    was acquired by CCC or any direct or indirect wholly-owned subsidiary of CCC due to contacts initially directed to, or made by, CCC or any direct or indirect wholly-owned subsidiary of CCC, (y) was ultimately acquired in part due to the efforts of the Stockholder, and (z) had revenues of less than $50 million during the 12 calendar months immediately preceding the acquisition of such company by CCC or any direct or indirect wholly-owned subsidiary of CCC.
                    In no event shall the revenues of a company acquired by CCC or any direct or indirect wholly-owned subsidiary of CCC (other than the Company) be included in the revenues of the Company for purposes of this clause (iii) unless such acquired company was either an Identified Acquisition Candidate or an Other Acquisition Candidate.

          ii. Each installment of the Contingent Merger Consideration described in SECTION 2.3 (A) will be paid 50% in cash and 50% in shares of CCC Common

               Stock and shall be paid promptly following the determination of EBIT or revenues, as appropriate, by CCC's Accountants, which shall be made in a timely fashion. For purposes of determining the number of shares of CCC Common Stock that are issuable as part of the Contingent Merger Consideration, the value of each such share shall be equal to the applicable Earn Out Period Average Price. The "Earn Out Period Average Price" for any
                                   -----------------------------
               installment means the quotient of (i) the sum of the closing price of a share of CCC Common Stock on each trading day from and including the date that is five trading days prior to the date that the Stockholder receives such installment of the Contingent Merger Consideration to and including the last trading day prior to the day on which the Stockholder receives such installment of Contingent Merger Consideration, divided by (ii) five.

     D.   EXCHANGE OF CERTIFICATES AND PAYMENT OF CASH.

          i. CCC to Provide Cash and Common Stock. In exchange for the outstanding shares of capital stock of the Company, CCC shall cause to be made available to the Stockholder the Base Merger Consideration (including cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.3(d)), as adjusted pursuant to Section 2.2 and Section 3.1. The certificates evidencing the CCC Common Stock component of the Base Merger Consideration and the Contingent Merger Consideration (together, the "Merger Consideration") shall bear appropriate
                               --------------------
               legends pursuant to the terms of this Agreement and the Affiliate Agreement (as described in Section 8.12), and CCC shall be entitled to issue appropriate stop transfer instructions to its transfer agent consistent with the terms of this Agreement and the Affiliate Agreement.

          ii. Certificate Delivery Requirements. At the Effective Time, the Stockholder shall deliver to CCC the certificates (the "Certificates") representing Company Common Stock, accompanied by
               -------------
               blank stock powers duly executed by the Stockholder and with all necessary transfer tax and other revenue stamps, acquired at the Stockholder's expense, affixed and canceled. The Stockholder shall promptly cure any deficiencies with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of CCC Common Stock and the amount of cash as provided by this Article 2 and the applicable provisions of the State Corporation Laws.

          iii. No Further Ownership Rights in Capital Stock of the Company. All CCC Common Stock and cash to be delivered (including CCC Common Stock delivered pursuant to Section 3.2(b) but withheld) upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Company. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the

               Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.4.

          iv. Lost, Stolen or Destroyed Certificates. If any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, then CCC shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of CCC Common Stock and cash as provided in Section 2.1; provided, however that CCC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against CCC with respect to the certificates alleged to have been lost, stolen or destroyed.

          v.   No Liability.  Notwithstanding anything to the contrary in this
               Section 2.4, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


3.   POST CLOSING ADJUSTMENT; PLEDGED ASSETS

     A.   POST-CLOSING ADJUSTMENT.

          i. The Base Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 3.1.

          ii. Within one hundred twenty (120) days following the Effective Time, CCC shall cause CCC's Accountant to audit the Surviving Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing
                                                                ------------
               Audit").  The parties acknowledge and agree that for purposes of
               -----
               determining the net worth of the Company as of the Closing Date, the value of the assets of the Company shall, except with the prior written consent of CCC, be calculated as provided in the
               last paragraph of Section 8.9.   The Stockholder shall cooperate
               and shall use his reasonable efforts to cause the officers and employees of the Company to cooperate with CCC and CCC's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to CCC's Accountant to facilitate the completion of the Post-Closing Audit within the
               aforementioned time period.   Without limiting the generality of
               the foregoing, within two weeks after the Closing the Stockholder shall provide CCC's Accountants with the information and/or documents reasonably requested by them. In the event that CCC's Accountant determines that the actual Company net worth as of the Closing Date was less than the Net Worth Target, or that the actual Adjusted EBIT for the year ended December 31, 1997 was less than the 1997 Adjusted EBIT Target, CCC shall deliver a written notice (the "Financial Adjustment Notice") to the
                                    ---------------------------
               Stockholder setting forth (i) the
               determination made by CCC's Accountant of the actual Company net worth (the "Actual Company Net Worth") and the actual Adjusted
                           ------------------------
               EBIT for the year ended December 31, 1997 (the "Actual Adjusted
                                                               ---------------
               EBIT" ), (ii) the amount of the Merger Consideration that would
               ----
               have been payable at Closing pursuant to Section 2.2(c) had the Actual Company Net Worth and Actual Adjusted EBIT been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth and Certified Adjusted Year End EBIT, respectively, and (iii) the amount by which the number of shares issued as the Merger Consideration would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 2.2(c) (the "Merger
                                                             ------
               Consideration Adjustment"). In determining the Actual Company
               ------------------------
               Net Worth for purposes of the Post-Closing Audit, CCC's Accountant shall not take into account any liabilities associated with the Identified Sales Tax Liabilities (defined below). The term "Identified Sales Tax Liabilities" means any liability (including penalties and other costs) due to the failure of the Company to withhold or have withheld or pay or have paid over to the proper governmental authorities any sales taxes required to have been withheld and paid over, or the failure of the Company to comply with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

          iii. The Merger Consideration Adjustment shall take account of the reduction, if any, to the Merger Consideration already taken pursuant to Section 2.2(c)(i).

          iv. The Stockholder shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify CCC if the Stockholder disputes such Financial Adjustment Notice. If CCC has not received notice of such a dispute within such 30-day period, CCC shall be entitled to receive from the Stockholder (which may, at CCC's sole discretion, be from the Pledged Assets as defined in
               Section 3.2) the Merger Consideration Adjustment. If, however, the Stockholder has delivered notice of such a dispute to CCC within such 30-day period, then CCC's Accountant shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Surviving Corporation's books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Merger Consideration Adjustment. Such independent accounting firm shall be confirmed by the Stockholder and CCC within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to CCC's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by CCC's Accountant during the course of the Post-Closing Audit. The independent accounting firm shall make its determination of the Merger Consideration Adjustment, if any, within thirty (30) days of its selection. The determination made by the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, CCC shall be entitled to receive from the Stockholder (which may, at CCC's sole discretion, be from the Pledged Assets as defined in Section 3.2) the Merger Consideration Adjustment. The costs of the independent accounting firm shall be borne by the party (either CCC or the Stockholder) whose determination of the Company's net worth at Closing, or actual Adjusted EBIT for the year ended December 31, 1997, whichever is in dispute, was further from the determination of the independent accounting firm, or equally by CCC and the Stockholder in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth or the Certified Adjusted Year End EBIT and the Actual Adjusted EBIT, whichever is in dispute.

     B.   PLEDGED ASSETS.

          i. As collateral security for the payment of any post-Closing adjustment to the Merger Consideration under Section 3.1, or any indemnification obligations of the Stockholder pursuant to
               Article 10, the Stockholder shall, and by execution hereof does hereby, transfer, pledge and assign to CCC, for the benefit of CCC, a security interest in the following assets (the "Pledged
                                                                      -------
               Assets"):
               ------

               (1)  that number of shares of CCC Common Stock (the "Pledged
                                                                    -------
                    Shares") with a value, based on the Merger Price, equal to
                    ------
                    fifteen percent (15%) of the Base Merger Consideration as the same may have been adjusted pursuant to Section 2.2 or
                    Section 3.1 hereof, and the certificates and instruments, if any, representing or evidencing the Stockholder's Pledged Assets;

               (2) all securities hereafter delivered to the Stockholder with respect to or in substitution for the Stockholder's Pledged Assets, all certificates and instruments representing or evidencing such securities, and all cash and non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event the Stockholder receives any such property, the Stockholder shall hold such property in trust for CCC and shall immediately deliver such property to CCC to be held hereunder as Pledged Assets; and

               (3) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

          ii. Each certificate, if any, evidencing the Stockholder's Pledged Assets issued in his name in the Merger shall be delivered to CCC directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at CCC's request. The Stockholder shall, at the Closing, deliver to CCC, for each such certificate, a stock power duly signed in blank by him. Any cash comprising the Stockholder's Pledged Assets shall be withheld by CCC from distribution to the Stockholder.

          iii. The Stockholder shall be entitled to exercise any voting powers incident to the shares of CCC Common Stock constituting the Pledged Assets and to receive and retain all cash dividends paid thereon.

          iv. The Pledged Assets shall be available to satisfy any post-Closing adjustment to the Merger Consideration pursuant to Section 3.1 and any indemnification obligations of the Stockholder pursuant to Article 10 until the date which is one year after the Effective Time (the "Release Date"). Promptly following the
                                    ------------
               Release Date, CCC shall return or cause to be returned to the Stockholder the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any post-Closing adjustment to the Merger Consideration under Section 3.1, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 10), (iii) any indemnification obligations of the Stockholder pursuant to Article 10, and (iv) any amount sufficient in the judgment of CCC's Accountant to fully satisfy the amount of any Identified Sales Tax Liabilities. For purposes of the preceding sentence and Article 10, the CCC Common Stock held as Pledged Assets shall be valued at (x) the Merger Price with respect to any post-Closing adjustment to the Merger Consideration under Section 3.1 and (y) the average of the closing price on the Nasdaq National Market per share of CCC Common Stock for the five trading days prior to the satisfaction of an indemnification obligation (the "Market Value") with
                                                      ------------
               respect to indemnification obligations pursuant to Article 10.

4.   CLOSING

     A. LOCATION AND DATE. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at
                                                  -------
the offices of Morgan, Lewis & Bockius LLP, on January 30, 1998, providing that all conditions to Closing contained in Articles 8 and 9 herein shall have been satisfied or waived, or at such other time and date as CCC, the Company and the Stockholder may mutually agree, which date shall be referred to as the "Closing
                                                                        -------
Date."
----

     B. EFFECT. On the Closing Date, the articles of merger, certificate of merger, or other appropriate documents executed in accordance with the State Corporation Laws (the "Merger Documents"), together with any required officers'
                       ----------------
certificates, shall be filed with the Secretary of the State of Delaware and the State Corporation Commission of Virginia In accordance with the provisions of the State Corporation Laws. The Merger shall become effective upon such filings or at such later time as may be specified in such filings (the "Effective
                                                                ---------
Time").


5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

     To induce CCC and Newco to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Stockholder, jointly and severally, represents and warrants to CCC and Newco as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the
                                         ------------------------

"Company's knowledge," or words of similar import, mean the knowledge of the
--------------------
Stockholder and the directors and officers of the Company, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

     A. DUE ORGANIZATION. Each of the Company and the Contributed Companies, which are all of the subsidiaries of the Company identified on SCHEDULE 5.6(A) hereto (the "Subsidiaries") was, a corporation duly organized, validly existing
             ------------
and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company ("Material Adverse Effect"). SCHEDULE 5.L hereto contains a list of all
          -----------------------
jurisdictions in which the Company is authorized or qualified to do business. Each of the Company and the Subsidiaries is in good standing as a foreign corporation in each jurisdiction it which it does business. The Company has delivered to CCC true, complete and correct copies of the Articles of Incorporation and Bylaws (or comparable document) of the Company and each
Subsidiary.   Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents."  The Company is not in violation of any
                    -----------------
Charter Documents. The minute books of the Company have been made available to CCC (and have been delivered, along with the Company's original stock ledger and corporate seal, to CCC) and are correct and, except as set forth in SCHEDULE 5.1, complete in all material respects. The Restructuring Transactions have been consummated in accordance with applicable law.

     B. AUTHORIZATION; VALIDITY. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company has the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholder and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and the Stockholder, enforceable in accordance with its terms.

     C. NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          i. conflict with, or result in a breach or violation of, any of the Charter Documents;

          ii. conflict with, or result in a default (or an event that would constitute a default but for the requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or the Stockholder is a party or by which the Company or the Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or the Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or the Stockholder is bound or any of their respective property is subject;

          iii. result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company; or

          iv. violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or the Stockholder is subject or by which the Company or the Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

     D. CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholder free and clear of all Liens (defined below).
All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     E. TRANSACTIONS IN CAPITAL STOCK. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise cause to become outstanding any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, CCC will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

     F.   SUBSIDIARIES, STOCK, AND NOTES.

          i. Except as set forth on SCHEDULE 5.6(A), the Company has no subsidiaries.

          ii. Except as set forth on SCHEDULE 5.6(B), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

          iii. Except as set forth on SCHEDULE 5.6(C), there are no promissory notes that have been issued to, or are held by, the Company.

     G. PREDECESSOR STATUS. SCHEDULE 5.7 sets forth a list of all names of all predecessor companies of the Company, including the names of any entities from which the Company previously acquired significant assets. The Company has never been a subsidiary or division of another corporation, nor has it been a part of an acquisition that was later rescinded.

     H. ABSENCE OF CLAIMS AGAINST THE COMPANY. No Stockholder has any claims against the Company.

     I.   COMPANY FINANCIAL CONDITIONS.

          i. The Company's net worth (i) as of the end of its most recent fiscal year was not less than $3,200,000, and (ii) as of the Closing will not be less than the Net Worth Target. For purposes of this Section 5.9(a), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 8.9.

          ii. The Company's earnings before interest and taxes (after the addition of "add-backs" set forth on SCHEDULE 5.9(B)) for its most recent fiscal year ended December 31, 1997 was not less than $2,750,000.

     J.   FINANCIAL STATEMENTS.   SCHEDULE 5.10 includes true, complete and
correct copies of the Company's internally prepared balance sheet (the "Company
                                                                        -------
Balance Sheet") as of December 31, 1997 (the end of its most recently completed
-------------
fiscal year, which is referred to herein as the "Balance Sheet Date"), and
                                                 ------------------
income statement for the year ended December 31, 1997 (collectively referred to herein as the "Company Financial Statements"). The Company Financial Statements
               ----------------------------
have been prepared in accordance with GAAP consistently applied. Each balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by CCC to conform the Company's accounting policies to GAAP.

     K.   LIABILITIES AND OBLIGATIONS.

          i. The Company is not liable for or subject to any liabilities except for:

               (1) those liabilities reflected on the Company Balance Sheet and not previously paid or discharged;

               (2) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any SCHEDULE to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

               (3) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

          ii. The Company has delivered to CCC, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

          iii. SCHEDULE 5.11(C) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital.

          iv. For purposes of this Section 5.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. SCHEDULE 5.11(D) contains a complete list of all indebtedness of the Company.

     L. ACCOUNTS AND NOTES RECEIVABLE. The Company has delivered to CCC a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholder), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts
                                                                   --------
Receivable").  Within five (5) business days of the Closing Date, the Company
----------
will deliver to CCC a complete and accurate list, as of a date not more than two
(2) business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first became due and payable, except that certain Accounts Receivable which are identified on SCHEDULE 5.12 will be collected in full, without any set-off, within six (6) months after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     M. BOOKS AND RECORDS. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     N. PERMITS. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice
 -------
that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit.

     O.   REAL PROPERTY.

          i.   For purposes of this Agreement, "Real Property" means all
                                                -------------
               interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

          ii. SCHEDULE 5.15(B) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Company's use thereof) and, to the Company's knowledge, any Liens. SCHEDULE 5.15(B) indicates whether the Real Property is owned or leased and specifies which leases are between the Company and the Stockholder (the "Related-
                                                                        -------
               Party Leases").  The Real Property listed on SCHEDULE 5.15
               ------------
               includes all interests in real property necessary to conduct the business and operations of the Company.

          iii. Except as set forth in SCHEDULE 5.15(C):

               (1) The Company has good and marketable undivided and insurable title to the Real Property free and clear of any Liens other than (A) liens for current taxes not yet due and payable,
                    (B) easements, covenants, conditions, restrictions, and title defects that have been approved by CCC, as set forth on SCHEDULE 5.15(C), and (C) liens securing indebtedness for borrowed money that CCC or one of its affiliates shall elect at Closing to assume, as set forth on SCHEDULE 5.15(C) (collectively, "Permitted Encumbrances").
                                    ----------------------

               (2) The legal descriptions for the Real Property contained in the respective deeds thereof describe the properties fully and adequately. All structures, facilities and improvements to the Real Property ("Structures") are located within the
                                           ----------
                    boundary lines of the Real Property and no structures,
                    facilities or other improvements on any parcel adjacent to the Real Property encroach onto any portion of the Real Property. The Structures do not encroach on any easement which burdens any portion of the Real Property, and none of the Real Property serves any adjacent parcel for any purpose inconsistent with the use of the Real Property.

               (3) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

               (4) All structures and all structural, mechanical and other physical systems thereof that constitute part of the Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property (collectively, the "Tangible
                                                                   --------
                    Assets"), are free of defects and in good operating
                    ------
                    condition and repair. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than $1,000 to correct. No maintenance or repair to the Real Property, Structures or any Tangible Asset has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset.

               (5) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the business of the Company's business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

               (6) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions,
                                    ----
                    easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property.

               (7) Except as set forth on the surveys previously made available to CCC, none of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the conduct of the Company's business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Lien or restriction affecting such Real Property in any respect.
                    The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company's business does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

               (8) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Company or the Stockholder received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

               (9) No portion of the Real Property or the Structures has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

               (10) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

               (11) There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein. The Company has not transferred any air rights or development rights relating to the Real Property.

               (12) There are no service contracts or other agreements relating to the use or operation of the Real Property.

               (13) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

               (14) All real property taxes and assessments that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing.

               (15) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The
                    -------
                    Company has provided CCC with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens.

               (16) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

               (17) The rents payable by the Company under the Related-Party
                    Leases are at fair market value and all other terms of such leases are commercially reasonable as though negotiated in arm's length transactions.

               (18) The Company is not subject to liabilities of any nature whatsoever, including without limitation, tax and environmental liabilities, resulting from or arising out of or in connection with the Company being included in the chain of title with respect to the real property located in Stow, Ohio, which the Company currently leases pursuant to the Related-Party Lease identified on SCHEDULE 5.15(B).


     P.   PERSONAL PROPERTY.

          i. SCHEDULE 5.16(A) sets forth a complete and accurate list of all personal property included on the Company Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by the Stockholder or business or personal affiliates of the Stockholder or of the Company.

          ii. The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company as they are currently being conducted.

          iii. All of the trucks and other material machinery and equipment of the Company, including those listed on SCHEDULE 5.16(A), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on SCHEDULE 5.16(A) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on SCHEDULE 5.16(A).

     Q.   INTELLECTUAL PROPERTY.

          i. The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on SCHEDULE 5.17(A). Such SCHEDULE lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent
                                                    ---
               thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on SCHEDULE 5.17(A), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on

               SCHEDULE 5.17(A) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 5.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

          ii. The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on SCHEDULE 5.17(B)(I) and in the Copyright registrations listed on SCHEDULE 5.17(B)(II). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all patents and copyright registrations that the Company now owns or uses in connection with its business. For purposes of this Section 5.17, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned by the Company as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Company.

          iii. The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on SCHEDULE 5.17(C). Those
                               ------------
               Other Rights constitute all of the Other Rights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under.

          iv. The Marks, Patents, Copyrights, and Other Rights listed on SCHEDULES 5.17(A), 5.17(B)(I), 5.17(B)(II), AND 5.17(C) are
               referred to collectively herein as the "Intellectual Property."
                                                       ---------------------
               The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All
                                           -----------------------------
               other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on
               SCHEDULE 5.17(C), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

          v. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in SCHEDULE 5.17(A), (B), or (C). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of its subsidiaries
               (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

          vi. All Intellectual Property in the form of computer software that is utilized by the Company in the operation of its business is capable of processing data between and within the twentieth and twenty-first centuries.

     R.   MATERIAL CONTRACTS AND COMMITMENTS.

          i. SCHEDULE 5.18(A) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties ("Related Party Agreements"); or (ii)
                                            ------------------------
               that may give rise to obligations or liabilities exceeding, during the current term thereof, $10,000, or that may generate revenues or income exceeding, during the current term thereof, $10,000 (collectively with the Related Party Agreements, the "Material Contracts"). For purposes of the preceding sentence,
               -------------------
               in the event a
               contract, commitments, or other agreement is terminable by either party thereto following a period after notice of termination has been delivered to the other party thereunder, the current term of such contract, commitments, or other agreement is deemed to be such period. The Company has made available to CCC for its inspection true, complete and correct copies of the Material Contracts. The Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length.

          ii.  Each Material Contract, except those terminated pursuant to
               Section 7.4, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party
                                  --------------------
               Consents are listed on SCHEDULE 5.18(B).

          iii. The outstanding balance on all loans or credit agreements either
               (i) between the Company and any Person in which the Stockholder owns a material interest, or (ii) guaranteed by the Company for the benefit of any Person in which the Stockholder owns a material interest, are set forth in SCHEDULE 5.18(C).

          iv. The pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on SCHEDULE 5.18(D), (i) result in the breach or violation of, (ii) constitute a default under,
               (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 5.18(d)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

     S.   GOVERNMENT CONTRACTS.

          i. Except as set forth on SCHEDULE 5.19, the Company is not a party to any government contracts.

          ii. The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

         iii. Except as set forth in SCHEDULE 5.19, the Company has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

         iv. The Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

         v. The Company has not, with respect to any government contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

         vi. The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

         vii. No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

         viii. Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

     T. INSURANCE. SCHEDULE 5.20 sets forth a complete and accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has delivered to CCC true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. The insurance carried by the Company with respect to its properties, assets and business is, to the Company's knowledge, with financially sound insurers. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

     U. LABOR AND EMPLOYMENT MATTERS. With respect to employees of and service providers to the Company:

          i. the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          ii. there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

          iii. there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

          iv. to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

          v. no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

          vi. the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

          vii. all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     V. EMPLOYEE BENEFIT PLANS. Attached hereto as SCHEDULE 5.22 are complete and accurate copies of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by the
             -----
Company, or to which the Company currently contributes, or has or has had an obligation to contribute in the past, present or future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). SCHEDULE 5.22 sets forth all of the Plans that have been terminated within the past three years.
-----

     All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the
                                   ---------------
Internal Revenue Code of 1986, as amended (the "Code") have been determined by
                                                ----
the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of SCHEDULE 5.22. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) the Stockholder; (ii) any Plan; or (iii) the Company has engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; and the Company does not currently have (nor at the Closing Date will have) any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan
                                           ----
under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty; and neither the Company nor any member of a "controlled group" with the Company (as defined in ERISA Section 4001(a)(14)) currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred directly or indirectly by the Company. Further:

          i. there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and issuance of a favorable determination letter by the Internal Revenue Service;

          ii. no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

          iii. there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

          iv. the valuation of assets of any Qualified Plan subject to Title IV of ERISA, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

          v.   with respect to Plans which qualify as "group health plans" under
               Section 5000(b)(1) of the Internal Revenue Code and Sections 607(1) and 733(a) of ERISA and related regulations, the Company and the Stockholder have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Internal Revenue Code and Sections 601-734 of ERISA as and when applicable to such plans, and the Company has no (and will incur no) direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company or the Stockholder, at any time prior to the Closing Date, to comply with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company or the Stockholder with respect to such group health plans;

          vi. the Company is not now nor has it been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

          vii. there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the Stockholder's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

         viii. the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior periods; and

          ix. the Company has not incurred liability under Section 4062, 4063 or 4064 of ERISA.


     W.   CONFORMITY WITH LAW; LITIGATION.

          i. Except as set forth on SCHEDULE 5.23(A), the Company is not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect on the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect on the Company.

          ii. No Stockholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection.

          iii. Except as set forth on SCHEDULE 5.23(C), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

     X.   TAXES.

          i.
               (1) The Company has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.

               (2) The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

               (3) The amount of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for Deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

               (4) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

               (5) The Company has a taxable year ended on December 31, in each year since its inception on November 1, 1994.

               (6) The Company currently utilizes the cash method of accounting for income Tax purposes and such method of accounting has not changed since its inception on November 1, 1994.

               (7) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

               (8) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Company for the last five fiscal years have been delivered to CCC.

               (9) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

               (10) To the Company's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business.

               (11) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

               (12) The Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

               (13) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

          ii.
               (1) The Company has, since its inception on November 1, 1994, been an S corporation within the meaning of Section 1361 of the Code.

               (2) The Company does not have a net recognized built-in gain within the meaning of Section 1374 of the Code

          iii. For purposes of this Agreement:

               (1) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

               (2) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

     Y. ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on SCHEDULE 5.25, there has not been:

          i. any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

          ii. any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

          iii. any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          iv. any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

          v. any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, the Stockholder, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

          vi. any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

          vii. any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Company to any person, including without limitation the Stockholder and his affiliates;

         viii. any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholder and his affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

         ix. any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

         x. any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

         xi.   any waiver of any material rights or claims of the Company;

         xii. any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

         xiii. any transaction by the Company outside the ordinary course of business;

         xiv. any capital commitment by the Company, either individually or in the aggregate, exceeding $25,000;

         xv. any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

         xvi. any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

         xvii. any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $5,000;

        xviii. any loan by the Company to any person or entity, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

         xix. the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

         xx. negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with CCC and its representatives regarding the transactions contemplated by this Agreement).

     Z. DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 5.26 sets forth a complete and accurate list as of the date of this Agreement, of:

          i. the name of each financial institution in which the Company has any account or safe deposit box;

          ii.  the names in which the accounts or boxes are held;

          iii. the type of account;

          iv. the name of each person authorized to draw thereon or have access thereto; and

          v. the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     AA.  ENVIRONMENTAL MATTERS.

          i. Hazardous Material. Other than as set forth on SCHEDULE 5.27(A), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property,
                ------------------
               including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. SCHEDULE 5.27(A) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by the Company.

          ii. Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company
                                                                       -------
               Hazardous Materials Activities") in violation of any rule,
               ------------------------------
               regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          iii. Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the
               ----------------------

               Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and
               (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. SCHEDULE 5.27(D) includes a listing and description of all Environmental Permits currently held by the Company.

          iv. Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

     BB. RELATIONS WITH GOVERNMENTS. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     CC. DISCLOSURE. The Company has delivered to CCC and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by CCC. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the schedules hereto and all other documents and information furnished to CCC and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If the Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of the Stockholder in this Agreement or any representation made on behalf of the Company, the Stockholder shall immediately give notice of such fact or circumstance to CCC. However, such notification shall not relieve the Company or the Stockholder of their respective obligations under this Agreement, and at the sole option of CCC, the truth and accuracy of any and all warranties and representations of the Stockholder, at the date of this Agreement and as of the Closing date, shall be a precondition to the consummation of this transaction.

     DD. CCC PROSPECTUS; SECURITIES REPRESENTATIONS. The Stockholder has received and reviewed a copy of the prospectus dated December 30, 1997 including all supplements thereto (as supplemented, the "CCC Prospectus") contained in
                                               --------------
CCC's shelf registration statement on Form S-1 (File No. 333-42317). The Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that he are capable of evaluating the merits and risks of an investment in the shares of CCC Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained herein, in the Affiliate Agreement (if applicable), and under applicable law, and (c) can bear the economic risk of any investment in the shares of CCC Common Stock and can afford a complete loss of such investment. The Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of CCC concerning the business, operations and financial condition of CCC. The Stockholder has no contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of CCC Common Stock to be acquired by such Stockholder in the Merger. The Stockholder acknowledges and agrees that CCC has not and will not provide the Stockholder or any other party with a prospectus for the Stockholder's use in selling CCC Common Stock.

     EE. AFFILIATES. The Stockholder is the only person who is, in the reasonable judgment of the Company and the Stockholder, an affiliate of the Company within the meaning of Rule 145 (each such person an "Affiliate")
                                                             ---------
promulgated under the 1933 Act.

     FF. LOCATION OF CHIEF EXECUTIVE OFFICES. SCHEDULE 5.32 sets forth the location of the Company's chief executive offices.

     GG. LOCATION OF EQUIPMENT AND INVENTORY. All Inventory and Equipment held on the date hereof by the Company is located at one of the locations shown on
SCHEDULE 5.33 or at the location of one of the Company's customers. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of Virginia (the "Virginia U.C.C.") owned by the Company as
                                      ---------------
of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall mean any "equipment" as such term is defined in the Virginia U.C.C. owned by the Company as of the date hereof, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

6.   REPRESENTATIONS OF CCC AND NEWCO

     To induce the Company and the Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, each of CCC and Newco represents and warrants to the Company and the Stockholder as follows:

     A. DUE ORGANIZATION. Each of CCC and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of CCC and Newco (collectively, the "CCC Charter Documents") have been made available to the Company. Neither
     ---------------------
CCC nor Newco is in violation of any CCC Charter Document. Newco is newly-formed, wholly-owned subsidiary of CCC, which, other than those accruing to it under this Agreement, has no assets and no liabilities.

     B. CCC COMMON STOCK. The shares of CCC Common Stock to be delivered to the Stockholder at the Effective Time, when delivered in accordance with the terms of this Agreement, will be valid and legally issued shares of CCC capital stock, fully paid and nonassessable.

     C. AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of CCC and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind CCC and Newco to the terms of this Agreement. CCC and Newco have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by CCC and Newco and the performance by each of CCC and Newco of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of CCC and Newco, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of CCC and Newco enforceable in accordance with its terms.

     D. NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

          i. conflict with, or result in a breach or violation of the CCC Charter Documents;

          ii. conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either CCC or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of CCC's or Newco's properties pursuant to (i) any law or regulation to which either CCC or Newco or any of their respective property is subject, or
               (ii) any judgment, order
               or decree to which CCC or Newco is bound or any of their respective property is subject;

          iii. result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of CCC or Newco; or

          iv. violate any law, order, judgment, rule, regulation, decree or ordinance to which CCC or Newco is subject, or by which CCC or Newco is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

     E. CAPITALIZATION OF CCC AND OWNERSHIP OF CCC STOCK. The authorized capital stock of CCC consists of 250,000,000 shares of Common Stock, of which 30,150,000 shares were outstanding on January 20, 1998. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, of which 100 shares are outstanding. All of the issued and outstanding shares of Newco are owned beneficially, and of record by CCC. All of the shares of CCC Common Stock to be issued to the Stockholder in accordance herewith will be offered, issued, sold and delivered by CCC in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of CCC.


7.   COVENANTS

     A.   TAX MATTERS.

          i. The following provisions shall govern the allocation of responsibility as between the Stockholder, on the one hand, and the Surviving Corporation, on the other, for certain tax matters following the Closing Date:

               (1) The Stockholder shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. The Stockholder shall pay to the Surviving Corporation on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by CCC. To the extent reasonably requested by the Stockholder or required by law, CCC and the Surviving Corporation shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

               (2) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholder shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. For purposes of this Section 7.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

               (3) CCC and the Surviving Corporation on the one hand and the Stockholder on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes;
                    (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

               (4) The Stockholder shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholder shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, CCC and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

          ii. The Company shall, prior to the Closing, maintain its status as an S Corporation for federal and state income tax purposes.

     B. ACCOUNTS RECEIVABLE. In the event that all Accounts Receivable are not collected in full (net of reserves specified in Section 5.12) within ninety
(90) days after the Closing, or in the case of those Accounts Receivable which are identified on SCHEDULE 5.12, within six (6) months after the Closing, then, at the request of the Surviving Corporation, the Stockholder shall pay the Surviving Corporation an amount equal to the Accounts Receivable not so collected, and upon receipt of such payment the Surviving Corporation shall assign to the Stockholder all of its rights with respect to the uncollected Accounts Receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned Accounts Receivable.

     C.   TITLE INSURANCE AND SURVEYS.

          i. With respect to each fee estate included in the Real Property, the Stockholder will obtain and deliver to CCC (i) as soon as practicable after the date of this Agreement, a title commitment disclosing the condition of title to such fee estate and all easements, rights of way, and restrictions of record with respect thereto, as of a date not earlier than the date of this Agreement, accompanied by copies of all instruments evidencing the scope and extent of all such easements, rights of way, and restrictions of record (the "Title Commitment"), and (ii) at or
                                            ----------------
               prior to Closing, an ALTA Owner's Policy of Title Insurance on a form customarily used in the state in which the Real Property is located, issued by a title insurer satisfactory to CCC, in an amount equal to the fair market value of the Real Property (as reasonably determined by CCC), insuring title to such property to be in the name of the party designated by CCC on SCHEDULE 7.3, subject only to Permitted Encumbrances (each a "Title Policy").
                                                               ------------

          ii. Each Title Policy obtained and delivered to CCC pursuant to this Agreement shall, except to the extent that title insurers in the state in which the applicable property is located are not lawfully permitted to issue such policies, (i) insure title to the property described in the policy and all recorded easements benefitting such property, (ii) contain an "extended coverage endorsement" or similar modification insuring over or otherwise eliminating the general exceptions customarily contained in title policies, (iii) contain an endorsement insuring that the property described in the policy is the same real estate shown in the survey delivered with respect to such property, (iv) contain a "contiguity" endorsement with respect to any property consisting of more than one record parcel, (v) provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Real Property,
               (vi) contain any special endorsements reasonably required by CCC, including, without limitation, an endorsement insuring that the improvements included in the Real Property are a permitted use under the zoning designation applicable to the Real Property, and
               (vii) not be subject to any survey exception.

          iii. With respect to each Real Property interest as to which a Title Policy is to be procured pursuant to this Agreement, the Stockholder will obtain and deliver to CCC as soon as practicable after the date of this Agreement a current survey of the relevant parcel, prepared and certified to CCC and to the title insurer of such Real Property interest by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads.

          iv. The Stockholder shall be responsible for all costs associated with obtaining the title commitments and surveys described above, and CCC shall be responsible for the costs of purchasing the Title Policies described above.

     D. RELATED PARTY AGREEMENTS. The Company and/or the Stockholder, as the case may be, shall terminate any Related Party Agreements, without liability or further obligation to the Company or the Surviving Corporation, which CCC requests the Company or Stockholder to terminate. Notwithstanding the foregoing, in specific reliance on the representation of the Stockholder made in
Section 5.15(c)(xvii), CCC will not request the termination of the Related-Party Lease relating to the Company's Sterling Virginia location prior to the end of the current term of such lease.

     E.   COOPERATION.

          i. The Company, the Stockholder, CCC and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by CCC's independent public accountants (in connection with such accountants' audit or review of the Company) or the Nasdaq National Market.

          ii. The Stockholder and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with CCC on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

          iii. Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

          iv. The Company, the Stockholder and CCC shall file all notices and other information and documents required under the HSR Act (as defined in Section 5.3) as promptly as practicable after the date hereof.

     F. CONDUCT OF BUSINESS PENDING CLOSING. Between the date hereof and the Effective Time, the Company will (except as requested or agreed by CCC):

          i. carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          ii. maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          iii. perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

          iv. keep in full force and effect present insurance policies or other comparable insurance coverage;

          v. use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

          vi. maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          vii. maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

         viii. maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than the Stockholder) in accordance with past practice.

     G. ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of CCC access to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as CCC may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     H. PROHIBITED ACTIVITIES. Between the date hereof and the Effective Time, the Company will not, without the prior written consent of CCC:

          i. make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

          ii. issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

          iii. declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

          iv. enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice in an amount in excess of $25,000 in the aggregate., including contracts to provide services to customers;

          v. increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

          vi. create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

          vii. sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

         viii. acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

          ix. merge or consolidate or agree to merge or consolidate with or into any other corporation;

          x. waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

         xi. commit a breach of or amend or terminate any material agreement, permit, license or other right;

         xii. enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

         xiii. commence a lawsuit other than for routine collection of bills;

         xiv. revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

         xv. make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of CCC; or

         xvi. take, or agree (in writing or otherwise) to take, any of the actions described in Sections 7.8(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Stockholder contained in this Agreement untrue or result in any of the conditions set forth in Articles 8 and 9 not being satisfied.

     I. NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by CCC, and shall provide CCC with proof that any required notice has been sent.

     J.   SALES OF CCC COMMON STOCK.

          i. The Stockholder will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of any shares of CCC Common Stock to be received by him in the Merger prior to the first anniversary of the date of receipt of such shares ( each such date, a Share Receipt Date") by him (i.e., the Closing with
                            ------------------
               respect to the 142,857 shares included as a part of the Base Merger Consideration and a later date with respect to the shares included as a part of the Contingent Merger Consideration), and thereafter up to one-third of shares of CCC Common Stock received as part of the Merger Consideration may be resold at any time after the first anniversary of the Share Receipt Date relating to such shares, an additional one-third may be resold by the Stockholder beginning eighteen months after the Share Receipt Date relating to such shares and the remaining one-third may be resold beginning on the second anniversary of the Share Receipt Date relating to such shares. Trading in shares of CCC Common Stock also is subject to CCC policies against insider trading and the misuse of material non-public information and compliance with applicable securities laws and rules. Persons who become "affiliates" of CCC may be subject to additional restrictions on the trading of their CCC Common Shares.

          ii. The Stockholder acknowledges and agrees that CCC will not provide him with a prospectus for his use in selling the shares of CCC Common Stock to be received by the Stockholder in the Merger, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 145(d) promulgated under the 1933 Act. CCC acknowledges that the provisions of this Section 7.10(b) will be satisfied as to any sale by the Stockholder of the CCC Common Stock Stockholder may acquire pursuant to the Merger pursuant to Rule 145(d) under the Securities Act, by a broker's letter and a letter from the Stockholder with respect to that sale stating that the applicable requirements of Rule 145(d)(1) have been met or are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) provided, however, that CCC has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d) and subject to any changes in Rule 145 after the date of this Agreement.

          iii. Each of the certificates evidencing the shares of CCC Common Stock to be delivered to the Stockholder in the Merger will bear restrictive legends substantially in the following forms:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. PRIOR TO [ONE YEAR FROM DATE OF ACQUISITION OF SHARES], THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF RULE 145(d)(1). AFTER [ONE YEAR FROM DATE OF ACQUISITION OF SHARES], THESE SHARES MAY BE TRANSFERRED BY NON-AFFILIATES OF THE ISSUER UNDER RULE 145(d)(2) SO LONG AS THE ISSUER IS CURRENT IN ITS REPORTING OBLIGATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. AFTER [TWO YEARS FROM DATE OF ACQUISITION OF SHARES], THESE SHARES MAY BE TRANSFERRED BY NON-AFFILIATES OF THE ISSUER WITHOUT RULE 145 RESTRICTIONS IN ACCORDANCE WITH RULE 145(d)(3).

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON [TWO YEARS FROM DATE OF ACQUISITION OF SHARES], PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF JANUARY 29, 1998, AMONG THE ISSUER AND THE STOCKHOLDER OF SERVICE MANAGEMENT USA, INC., A VIRGINIA CORPORATION. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT. UPON THE WRITTEN

     REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

          iv. Each of the certificates evidencing the Pledged Shares will bear restrictive legends substantially in the following forms:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN PLEDGED AS COLLATERAL PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF REOR GANIZATION DATED JANUARY 29, 1998 BY AND AMONG CONSOLIDATION CAPITAL CORPORATION, CCC1 ACQUISITION CORP., SERVICE MANAGEMENT USA INC. AND CHAD L. MACDONALD. PRIOR TO THE EXPIRATION OF THE PLEDGE AS SET FORTH IN SUCH AGREEMENT, SUCH SHARES MAY NOT BE OFFERED, SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF.

     K. CCC STOCK OPTIONS. Subject to prior approval by the Compensation Committee of the Board, as soon as practicable after the Closing, options to purchase up to 36,000 shares of CCC Common Stock shall be available for issuance to the key employees of the Surviving Corporation after the Closing, as determined by the Surviving Corporation's President (or other officer or director designated by the Surviving Corporation and acceptable to CCC) in accordance with CCC's policies, and authorized and issued under the terms of CCC's 1997 Long-Term Incentive Plan. The exercise price of such options shall be equal to the fair market value of the underlying shares of CCC Common Stock at date of grant and such options shall have vesting provisions established by the Compensation Committee of the Board.

     L. DISTRIBUTION OF VEHICLES. Immediately prior to the Closing the Company shall transfer to the Stockholder free and clear of all Liens the following two automobiles owned by the Company: (i) 1996 Mercedes Benz (VIN # :
WDBFA63F5TF136067) and 1996 Chevrolet Suburban (VIN # : 1GNFK16ROTJ371620).

     M. ALLOCATION OF CORPORATE OVERHEAD. CCC may allocate general corporate overhead to the Surviving Corporation provided the amount of such allocation does not exceed the benefit derived by the Surviving Corporation therefrom. For example, in the event CCC employs a corporate manager who oversees CCC's health insurance plan for employees of the Surviving Corporation, such individual's salary will be equitably allocated among all CCC subsidiaries and the portion allocable to the Surviving Corporation may not exceed the "savings" to the Surviving Corporation of being covered by the CCC health plan. Initially, the "benefit" to the Surviving Corporation of any CCC program will be determined relative to the Company's cost of such function or program before the acquisition. The amount of the corporate overhead allocation from CCC shall be on a non-discriminatory and no less favorable basis to the Surviving Corporation than that received by any other subsidiary or operating division of CCC. Notwithstanding anything contained in this Section 7.13 to the contrary, CCC agrees during the Initial Earn Out Period to alter the corporate overhead otherwise allocated to the Surviving Corporation, if necessary, so that the net savings to the Surviving Corporation of such function or program does not decreases below the net savings from the comparable period in the prior year. The allocation of corporate overhead from CCC to the Surviving Corporation shall be done on an "activity-by-activity" basis without aggregating the net savings, if any, from various or all CCC sponsored functions or programs. In addition, as a subsidiary of CCC and part of a consolidated group, certain administrative functions such as preparation of financial accounting statements will no longer be performed by the Surviving Corporation. CCC agrees during the Initial Earn Out Period that it will not allocate the corporate overhead costs relative to performing such functions on a discriminatory basis or on terms less favorable to the Surviving Corporation than any other subsidiary or operating division of CCC and in no event shall the allocated overhead charge exceed the actual cost to the Surviving Corporation of performing such function, based on the Company Financial Statements.

     N.   REMOVAL OF LIENS.   Within sixty (60) days of the Closing, the
Stockholder will effect the removal of any liens of record held by DSMI, Inc. with respect to the assets of DMSUSA or of any other Subsidiary.


8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CCC AND NEWCO

     The obligation of CCC and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     A. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of the Stockholder and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholder on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by the Stockholder shall have been delivered to CCC.

     B.   NO LITIGATION.   No temporary restraining order, preliminary or
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging CCC's proposed acquisition of the Company, or limiting or restricting CCC's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against CCC, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

     C. NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date; and CCC shall have received a certificate signed by the Stockholder dated the Closing Date to such effect.

     D. CONSENTS AND APPROVALS. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholder of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     E. OPINION OF COUNSEL. CCC shall have received an opinion from counsel to the Company and the Stockholder, dated the Closing Date, substantially in the form attached hereto as SCHEDULE 8.5.

     F. CHARTER DOCUMENTS. CCC shall have received (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to CCC.

     G. QUARTERLY FINANCIAL STATEMENTS. CCC shall have received from the Company completed quarterly financial statements in a form reasonably satisfactory to CCC.

     H. DUE DILIGENCE REVIEW. The Company shall have made such deliveries as are called for by this Agreement. CCC shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

     I. DELIVERY OF CLOSING FINANCIAL CERTIFICATE. CCC shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date,
                  -----------------------------
signed on behalf of the Company and by the Stockholder, setting forth:

          i. the net worth of the Company as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");
                                        ----------------------------

          ii. the net worth of the Company as of the Closing Date (the "Certified Closing Net Worth");
               ----------------------------

          iii. the earnings of the Company before interest and taxes (after the addition of "add-backs" set forth on SCHEDULE 5.9(B)) for the most recent fiscal year preceding the Closing Date (the "Certified Year-End EBIT"); and
               ------------------------

          iv. a statement that all of the Company financial conditions set forth in Section 5.9 of the Agreement are satisfied as of the Closing Date.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth the Company shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1997.

     J. FIRPTA COMPLIANCE. The Stockholder shall have delivered to CCC a properly executed statement in a form reasonably acceptable to CCC for purposes of satisfying CCC's obligations under Treas. Reg. (S) 1.1445-2(b).

     K.   EMPLOYMENT AGREEMENT.   The Stockholder shall have entered into an
employment agreement with the Company in the form attached hereto as SCHEDULE 8.11.

     L. AFFILIATE AGREEMENTS. The Stockholder shall have entered into an Affiliate Agreement in the form attached hereto as SCHEDULE 8.12.

     M. STOCKHOLDER'S RELEASE. The Stockholder shall have delivered to CCC an instrument in the form attached hereto as SCHEDULE 8.13 and dated the Closing Date releasing the Company from any and all claims of the Stockholder against the Company.

     N. RELATED PARTY RECEIVABLES. All employees, stockholders, directors, officers and Affiliates of the Company shall have repaid in full all obligations to the Company in respect of borrowings or advances.

     O. WORKING CAPITAL LINE. Other than disclosed on SCHEDULE 5.11(D), all amounts outstanding under the Company's working capital line of credit with Crestar Bank shall have been paid in full.

     P.   RELEASE OF CORPORATE GUARANTY.   The Stockholder shall have obtained
and delivered to CCC a written confirmation, in a form satisfactory to CCC in its sole discretion, that Crestar Bank has released the Company in respect of any obligations arising under that certain Guaranty Agreement identified on
SCHEDULE 5.18.

     Q. DELIVERY OF ASSURANCE. The Stockholder shall have delivered to CCC a side letter, in a form satisfactory to CCC in its sole discretion, concerning the disposition of and certain other covenants with respect to another investment by the Stockholder.


9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY  AND THE STOCKHOLDER

     The obligation of the Stockholder and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     A. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the representations and warranties of CCC and Newco contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by CCC and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of CCC shall have been delivered to the Company and the Stockholder.

     B. NO LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging CCC's proposed acquisition of the Company, or limiting or restricting CCC's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against CCC, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the CCC and its subsidiaries taken as a whole.

     C. CONSENTS AND APPROVALS. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by CCC and Newco of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     D. EMPLOYMENT AGREEMENT. The Company shall have afforded the Stockholder an opportunity to enter into an employment agreement with the Company in the form attached hereto as SCHEDULE 8.11.


10.  INDEMNIFICATION

     A. GENERAL INDEMNIFICATION BY THE STOCKHOLDER. The Stockholder covenants and agrees to indemnify, defend, protect and hold harmless CCC, Newco and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified
                                                                     -----------
Party" and collectively, "Indemnified Parties") from, against and in respect of:
-----                     -------------------

          i. all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages")
                                                                      -------
               suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

               (1) any breach of any representation or warranty of the Stockholder or the Company set forth in this Agreement or any Schedule, certificate or other document or instrument, delivered by or on behalf of the Stockholder or the Company in connection herewith; or

               (2) any nonfulfillment of any covenant or agreement by the Stockholder or, prior to the Effective Time, the Company, under this Agreement or certificate or other document or instrument, delivered by or on behalf of the Stockholder or the Company in connection herewith; or

               (3) the business, operations or assets of the Company and each of the Subsidiaries prior to the Closing Date or the actions or omissions of the directors, officers, shareholders, employees or agents of the Company and each of the Subsidiaries prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement; or

               (4) the matters disclosed on SCHEDULES 5.23(A) or (C) (conformity with law; litigation), 5.24 (taxes), and 5.27 (environmental matters);

               (5) any dispute between Fresh Start Floor Services, Inc. (or any of its affiliates) and any of the Company, the Subsidiaries or the Former IBS Member; and

          ii. any and all Damages incident to any of the foregoing or to the enforcement of this Section 10.1.

     B.   LIMITATION AND EXPIRATION.  Notwithstanding the above:

          i.   there shall be no liability for indemnification under Section
               10.1 unless, and solely to the extent that the aggregate amount of Damages exceeds $120,000 (the "Indemnification Threshold");
                                                 -------------------------
               provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Merger Consideration as set forth in Sections 2.2 and 3.1; (ii) Damages arising out of any breaches of the covenants of the Stockholder set forth in this Agreement or representations and warranties made in Sections 5.4 (capital stock of the Company), 5.5 (transactions in capital stock), 5.9 (Company financial conditions), 5.15(c)(xviii) (real property),
               5.18 (material contracts and commitments), 5.23 (conformity with law; litigation), 5.24 (taxes), 5.27 (environmental matters), or
               (iii) Damages described in Section 10.1(a)(iv);

          ii.  the aggregate amount of the Stockholder's liability under this
               Article 10 shall not exceed the Merger Consideration;

          iii. the indemnification obligations under this Article 10, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or
               (ii) of this Section 10.2(c):

               (1)
                    (a) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 10.2(c), the second anniversary of the Closing Date, or

                    (b) with respect to representations and warranties contained in Sections 5.22 (employee benefit plans),
                         5.24 (taxes), 5.27 (environmental matters), and the indemnification set forth in Section 10.1(a)(ii), (iii) or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) five (5) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) two (2) years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 10.2(c); or

               (2) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 10.2(c) (such claims referred to as "Pending Claims").
                                                         --------------

          iv. the Stockholder shall have no liability under this Article 10 in respect of any Damages the full value of which have been recouped by CCC in the form of a as a result of any reduction to the Merger consideration pursuant to the provisions of Sections 2.2(b)-(d).

     C. INDEMNIFICATION PROCEDURES. All claims or demands for indemnification under this Article 10 ("Claims") shall be asserted and resolved as follows:
                        ------

          i. In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section
               10.1 hereof  (the "Indemnifying Party") which does not involve a
                                  -------------------
               Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholder of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Stockholder
                                          ------------
               does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 10.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

          ii.
               (1) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a
                    ------------------
                    Claim Notice to the Stockholder. The Stockholder shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

               (2) In the event that the Stockholder timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

               (3) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholder, any Third Party

                    Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

          iii. Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

          iv. Subject to the provisions of Section 10.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 10.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

          v. The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 10, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

     D. SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS. All representations, warranties and covenants made by the Company, the Stockholder, CCC and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholder will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 10.2. The representations of CCC and Newco will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing date.

     E. REMEDIES CUMULATIVE. The remedies set forth in this Article 10 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

     F. RIGHT TO SET OFF. CCC shall have the right, but not the obligation, to set off, in whole or in part, against the Pledged Assets, amounts finally determined under Section 10.3 to be owed to CCC by the Stockholder under Section
10.1 hereof.


11.  NONCOMPETITION

     A. PROHIBITED ACTIVITIES. The Stockholder agrees that for a period of two years following the Merger Effective Date, he shall not:

          i. engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation or CCC within the United States of America (the "Territory");
                                                             ---------

          ii. call upon any person who is, at that time, or who was at any time within one year prior to that time, an employee of CCC (including its subsidiaries) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of CCC (including its subsidiaries);

          iii. call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of CCC or the Company (including their respective subsidiaries) within the Territory for the purpose of soliciting or selling products or services within the Territory;

          iv. call upon any prospective acquisition candidate, on the Stockholder's own behalf or on behalf of any competitor, which candidate either was called upon by the Company or CCC (including their respective subsidiaries) or was the subject of an acquisition analysis conducted by the Company or CCC (including their respective subsidiaries); or

          v. disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholder from (i) acquiring as an investment not more than one percent of the capital stock of any business enterprise whether or not engaged in competition with the Company or CCC (including their respective subsidiaries) to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or in any foreign exchange or (ii) engaging in any activity to which CCC shall have provided its prior written consent.

     B. DAMAGES. Because of the difficulty of measuring economic losses to CCC and the Surviving Corporation as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to CCC and the Surviving Corporation for which they would have no other adequate remedy, the Stockholder agrees that, in the event of a breach by him of the foregoing covenant, the covenant may be enforced by CCC or the Surviving Corporation by, without limitation, injunctions and restraining orders.

     C. REASONABLE RESTRAINT. It is agreed by the parties that the foregoing covenants in this Article 11 impose a reasonable restraint on the Stockholder in light of the activities and business of CCC on the date of the execution of this Agreement and the current and future plans of CCC and the Surviving Corporation (as successors to the businesses of the Company).

     D. SEVERABILITY; REFORMATION. The covenants in this Article 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     E. INDEPENDENT COVENANT. All of the covenants in this Article 11 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Stockholder against the Company, the Surviving Corporation or CCC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which the Stockholder is in violation of any provision of this Article 11 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action CCC or the Surviving Corporation seeks to enforce the agreements and covenants of the Stockholder or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if the Stockholder is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

     F. MATERIALITY. The Company and the Stockholder hereby agree that the covenants set forth in this Article 11 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.


12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     A. STOCKHOLDER. The Stockholder recognizes and acknowledges that he has in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. The Stockholder agrees that he will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of CCC, unless the Stockholder can show that such information has become known to the public generally through no fault of the Stockholder. In the event of a breach or threatened breach by the Stockholder of the provisions of this Article 12, CCC and the Surviving Corporation shall be entitled to an injunction restraining the Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting CCC and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     B. CCC. CCC recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of the Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. CCC agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Stockholder. In the event of a breach or threatened breach by CCC of the provisions of this Article 12, the Stockholder shall be entitled to an injunction restraining CCC from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Stockholder from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     C. DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, CCC, the Surviving Corporation and the Stockholder agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

13.  GENERAL

     A. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

          i. by mutual consent of the boards of directors of CCC and the Company; or

          ii. by the Stockholder and the Company as a group, on the one hand, or by CCC, on the other hand, if the Closing shall not have occurred on or before March 15, 1998, provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to either party (with the Stockholder and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          iii. by the Stockholder and the Company as a group, on the one hand, or by CCC, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholder and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

          iv. by the Stockholder and the Company as a group, on the one hand, or by CCC, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule or regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

     B. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Article 13 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 13.1(c) above, then notwithstanding the provisions of Section 13.7 below, the breaching party (with the Stockholder and the Company deemed to be a single party for purposes of this Article 13), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     C. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of CCC, and the heirs and legal representatives of the Stockholder.

     D. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 11.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     E. COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     F. BROKERS AND AGENTS. CCC and Newco (as a group) and the Company and the Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

     G. EXPENSES. CCC has and will pay the fees, expenses and disbursements of CCC and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholder (and not the Company) has and will pay the fees, expenses and disbursements of the Stockholder, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

     H. SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Article 11 and the confidentiality obligations set forth in Article 12. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     I. NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to CCC, Newco or the Surviving Corporation to:

          Consolidation Capital Corporation
          1747 Pennsylvania Avenue, N.W
          Suite 900
          Washington DC  20006
          Attn: F. Traynor Beck
          Executive Vice President and General Counsel
          (Telefax:  (202)833-1274)
          with a required copy to:

          Morgan, Lewis & Bockius LLP
          N. Jeffrey Klauder, Esquire
          2000 One Logan Square
          24th Floor
          Philadelphia, PA  19103-6993
          (Telefax: (215) 963-5299)

     If to the Stockholder to:

          Chad L. MacDonald
          102 Terminal Drive
          Sterling, VA  20166-9440
          (Telefax: (703) 481-8792)

          with a required copy to:

          Ralph Polachek, Esq.
          25588 Poland Road
          Chantilly, VA   20152-1922
          (Telefax: (703) 648-3253)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     J. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

     K. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 11.4.

     L. ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

     M. FURTHER REPRESENTATIONS. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

     N. ACCOUNTING TERMS. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.



                           [Execution Page Following]

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              CONSOLIDATION CAPITAL CORPORATION



                              By:
                                 -----------------------------------------
                                 F. Traynor Beck
                                 Executive Vice President, General Counsel
                                 and Secretary



                              CCC1 ACQUISITION CORP.



                              By:
                                 -----------------------------------------
                                 F. Traynor Beck
                                 President, Treasurer and Secretary



                              SERVICE MANAGEMENT USA INC.



                              By:
                                 -----------------------------------------
                                 Chad L. MacDonald
                                  President



                              STOCKHOLDER:



                              -----------------------------------------
                              Chad L. MacDonald

                            Index of Defined Terms
                            ----------------------


1933 Act.....................................................................  3
1997 Adjusted EBIT Target....................................................  3
Accounts Receivable.......................................................... 13
Actual Adjusted EBIT.........................................................  7
Actual Company Net Worth.....................................................  7
Actual EBIT..................................................................  4
Actual EBIT Earn Out.........................................................  4
add-backs.................................................................... 12
Adjusted EBIT................................................................  3
Affiliate.................................................................... 28
affiliates................................................................... 36
Agreement....................................................................  1
ASC..........................................................................  1
Balance Sheet Date........................................................... 12
Base Merger Consideration....................................................  3
CCC..........................................................................  1
CCC Charter Documents........................................................ 29
CCC Common Stock.............................................................  3
CCC Prospectus............................................................... 28
CCC's Accountant.............................................................  4
Certificates.................................................................  6
Certified Closing Net Worth.................................................. 39
Certified Year-End EBIT...................................................... 39
Certified Year-End Net Worth................................................. 39
Charter Documents............................................................ 10
Claim Notice................................................................. 43
Claims....................................................................... 42
Closing......................................................................  9
Closing Date.................................................................  9
Closing Financial Certificate................................................ 39
Code......................................................................... 21
Company......................................................................  1
Company Balance Sheet........................................................ 12
Company Common Stock.........................................................  3
Company Financial Statements................................................. 12
Company Hazardous Materials Activities....................................... 27
Company Intellectual Property................................................ 17
Company's knowledge..........................................................  9
Constituent Corporations.....................................................  1
Contingent Merger Consideration..............................................  4
Contributed Companies........................................................  1
controlled group............................................................. 21
Copyright.................................................................... 17
Damages...................................................................... 41
DMUSA........................................................................  1

Earn Out Period Average Price................................................  5
Effective Time...............................................................  9
Environmental Permits........................................................ 27
Equipment.................................................................... 29
ERISA........................................................................ 21
Extended Earn Out Period.....................................................  5
Financial Adjustment Notice..................................................  7
Former IBS Member............................................................  1
GAAP.........................................................................  3
golden parachute............................................................. 21
group health plans........................................................... 22
Hazardous Material........................................................... 27
HSR Act...................................................................... 10
IBS..........................................................................  1
Identified Acquisition Candidates............................................  5
Identified Sales Tax Liabilities.............................................  7
Indemnification Threshold.................................................... 42
Indemnified Party............................................................ 41
Indemnifying Party........................................................... 42
Initial Earn Out Period......................................................  4
Intellectual Property........................................................ 17
Inventory.................................................................... 28
knowledge of the Company.....................................................  9
Laws......................................................................... 15
Leases....................................................................... 16
liabilities.................................................................. 13
Mark......................................................................... 17
Market Value.................................................................  9
Material Adverse Effect...................................................... 10
Material Contracts........................................................... 18
Merger.......................................................................  1
Merger Consideration.........................................................  6
Merger Consideration Adjustment..............................................  7
Merger Documents.............................................................  9
Merger Price.................................................................  3
multi-employer pension plan.................................................. 21
Net Worth Target.............................................................  3
Newco........................................................................  1
Other Acquisition Candidate..................................................  5
Other Rights................................................................. 17
Patent....................................................................... 17
PBGC......................................................................... 21
Pending Claims............................................................... 42
Permits...................................................................... 13
Permitted Encumbrances....................................................... 14
Plan of Merger...............................................................  1
Plans........................................................................ 21

Pledged Assets...............................................................  8
Pledged Shares...............................................................  8
Post-Closing Audit...........................................................  7
PTO.......................................................................... 17
Qualified Plans.............................................................. 21
Real Property................................................................ 14
Related Party Agreements..................................................... 18
Related-Party Leases......................................................... 14
Release Date.................................................................  9
reportable events............................................................ 22
Restructuring Transaction....................................................  1
Revenue Earn Out.............................................................  4
Share Receipt Date........................................................... 35
State Corporation Laws.......................................................  1
Stockholder..................................................................  1
Structures................................................................... 14
Subsequent Earn Out Period...................................................  4
Subsidiaries.................................................................  9
Surviving Corporation........................................................  1
Tangible Assets.............................................................. 14
Tax.......................................................................... 24
Tax Return................................................................... 25
Territory.................................................................... 44
Third Party Claim............................................................ 43
Third Party Consents......................................................... 19
Third Party Intellectual Property............................................ 18
Title Commitment............................................................. 32
Title Policy................................................................. 32
Virginia U.C.C............................................................... 28